Exhibit 99.1
Accenture Appoints Charles Giancarlo to Its Board of Directors
— Technology-investment and communications industry veteran becomes Accenture’s 10th independent external director —
NEW YORK; Dec. 16, 2008 — Accenture (NYSE: ACN) has appointed Charles Giancarlo to the company’s board of directors, effective immediately. Mr. Giancarlo is a managing director at Silver Lake, a private investment firm that focuses on the technology, technology-enabled and related growth industries, and also serves as interim president and CEO of Avaya, Inc., a telecommunications company co-owned by Silver Lake.
The appointment has been approved by Accenture’s board of directors. Mr. Giancarlo joins the board as a Class I director, subject to re-appointment at the Accenture Ltd annual general meeting of shareholders in February 2009. He has been appointed to serve on the board’s Finance and Nominating & Governance committees.
“We are very excited to have Charlie join our board of directors,” said William D. Green, Accenture’s chairman & CEO. “With more than 25 years of experience in the communications industry and as a leader of one of the country’s most sophisticated technology investment firms, Charlie brings with him an extraordinary tech background. I know I speak for the other board members when I say that we look forward to the valuable perspective he will provide related to Accenture’s strategy, operations and management.”
With the appointment, Accenture’s board now comprises 11 directors, 10 of whom are external and independent. Mr. Green is the board’s only internal director.
Mr. Giancarlo has been a managing director with Silver Lake since December 2007. Since June 2008 he has also served as interim president and CEO at Avaya, where he is expected to become chairman of the board in January 2009 upon appointment of the new president and CEO.
Before joining Silver Lake in December 2007, Mr. Giancarlo spent 14 years with Cisco Systems, where he led the company’s product development, business development and other management activities. Among the variety of senior executive roles he held was executive vice president and chief development officer, responsible for all of the company’s business units and divisions, and president of Cisco-Linksys.
Mr. Giancarlo joined Cisco when the company acquired Kalpana, Inc., a pioneer in Ethernet switching. He was an early developer of both Asynchronous Transfer Mode (ATM) and switched Ethernet technologies, and he holds multiple patents in the areas of ATM and voice technologies. Mr. Giancarlo founded four communications equipment companies and sold two of them to larger companies. In 2007, he was named to Network World’s list of the “Top 50 Most Powerful People in Networking” for the fourth year in a row.
Mr. Giancarlo, 51, also serves on the board of directors of Avaya and Netflix, Inc. He holds a bachelor’s degree in electrical engineering from Brown University, a master’s degree in electrical engineering from the University of California at Berkeley, and an M.B.A. from Harvard University.

About Accenture
Accenture is a global management consulting, technology services and outsourcing company. Combining unparalleled experience, comprehensive capabilities across all industries and business functions, and extensive research on the world’s most successful companies, Accenture collaborates with clients to help them become high-performance businesses and governments. With more than 186,000 people serving clients in over 120 countries, the company generated net revenues of US$23.39 billion for the fiscal year ended Aug. 31, 2008. Its home page is www.accenture.com.
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Contact:
Roxanne Taylor
Accenture
+1 (917) 452-5106
roxanne.taylor@accenture.com